                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934  (Amendment No.   )


                   For the fiscal year ended August 31, 1999
                       Commission file number 000-29820

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-119(c) or Section
     230.14a-12

                          Argosy Education Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 142-6(I)(1) and 0-11.
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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

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

                          Argosy Education Group, Inc.

                            Two First National Plaza
                       20 South Clark Street, Third Floor
                            Chicago, Illinois 60603

                               December 28, 1999

Fellow Stockholders:
   It is my pleasure to invite you to Argosy Education Group's 2000 Annual Meeting of Stockholders.

                         Date: Friday, January 28, 2000

                           Time:1:00 p.m.
                          Place: The Northern Trust
                                 50 South LaSalle Street
                             6th Floor Assembly Room
                                 Chicago, IL 60675

   At our Annual Meeting, you will have the opportunity to vote to:

   .Elect directors; and

   .Ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending August 31, 2000.

   In addition to the formal items of business, we will review the major developments of 1999 and answer any questions that you may have about the Company or its activities.

   This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on December 17, 1999, who are the only holders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

   It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card in the enclosed envelope, even if you plan to attend the meeting. If you do attend the meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the meeting by following the instructions in the proxy statement.

   We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Michael C. Markovitz
                                          Chairman of the Board

                              PROXY STATEMENT FOR
                          ARGOSY EDUCATION GROUP, INC.

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               TABLE OF CONTENTS

Where Can I Get More Information?..........................................   1

PROXY STATEMENT FOR ARGOSY EDUCATION GROUP, INC.
  2000 ANNUAL MEETING OF STOCKHOLDERS......................................   2

Information About the Annual Meeting and Voting............................   2
  *About this Proxy Statement..............................................   2
  *Number of Votes.........................................................   2
  *The Quorum Requirement..................................................   2
  *Voting By Proxy.........................................................   2
  *Revoking Your Proxy.....................................................   3
  *Voting in Person........................................................   3
  *Approving the Proposals.................................................   3
    --Proposal I...........................................................   3
    --Proposal II..........................................................   3
    --The Effect of Broker Non-Votes.......................................   3
  *The Cost of Soliciting Proxies..........................................   3

Proposals..................................................................   4
  *Proposal I:Election of Directors........................................   4
  *Proposal II: Ratifying the Appointment of Arthur Andersen LLP as the
   Company's Independent
            Certified Public Accountants for the Fiscal Year Ending August
   31, 2000................................................................   4

The Board of Directors.....................................................   4
    --Director Nominees....................................................   5
  *Committees of the Board.................................................   5
  *Director Compensation...................................................   6
  *Executive Officers......................................................   6
  *Certain Relationships and Related Transactions..........................   6
    --Management Agreement.................................................   6
    --Note Receivable......................................................   7
    --Business Acquisition.................................................   7
    --Distributions........................................................   7
    --Related Entity.......................................................   7
    --Indemnification of Directors and Officers............................   7
  *Compliance with Section 16(a) Beneficial Ownership Reporting
   Requirements............................................................   7

Security Ownership of Management and Principal Stockholders................   8

Executive Compensation and Certain Transactions............................   9
  *General.................................................................   9
  *Summary Compensation Table..............................................   9
  *Option Grants in Last Fiscal Year.......................................  10
  *Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
   Option Values...........................................................  10
    --Stock Plans..........................................................  10
      The 1999 Stock Incentive Plan........................................  10
      Stock Purchase Plan..................................................  11
      401(k) Plan..........................................................  12

Compensation Committee Report on Executive Compensation....................  13

Performance Graph..........................................................  14

Submission of Stockholders' Proposals and Additional Information...........  15

                       WHERE CAN I GET MORE INFORMATION?

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

   Enclosed with this Proxy is a copy of Argosy Education Group's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, along with its accompanying financial statements and schedules. If you would like copies of any other recently filed documents, please direct your request to Summit Consulting Group, Inc., 150 North Michigan Avenue, Suite 1000, Chicago, Illinois 60601.

                              PROXY STATEMENT FOR
                          ARGOSY EDUCATION GROUP, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About this Proxy Statement

   We have sent you this Proxy Statement and the enclosed proxy card because Argosy Education Group's Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Stockholders. This Proxy Statement summarizes the information that you will need in order to vote intelligently at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote.

   We sent this Proxy Statement and the enclosed proxy card on December 28, 1999 to all stockholders who owned Argosy Education Group common stock at the close of business on December 17, 1999, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of Argosy Education Group's stockholders will be open for examination at Argosy Education Group's headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 6,952,185 shares of Argosy Education Group common stock outstanding.

Number of Votes

   Each share of Argosy Education Group class A common stock entitles you to one vote on each proposal at the Annual Meeting. Each share of Argosy Education Group class B common stock entitles you to ten votes on each proposal at the Annual Meeting. As of the record date, there were 2,052,185 shares of class A common stock outstanding and 4,900,000 shares of class B common stock outstanding. The enclosed proxy card indicates the number of shares of Argosy Education Group common stock that you own.

The Quorum Requirement

   At the Annual Meeting, inspectors of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. For a quorum to be present, the holders of a majority of the outstanding voting power of common stock must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy is held in street name by your broker and it is not voted on all proposals, your proxy will nonetheless be counted as present for purposes of determining a quorum.

Voting By Proxy

   Whether or not you plan to attend the Annual Meeting, please complete, sign and date, and return the enclosed proxy card in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

   If you fill out your proxy card properly and return it in time to vote, your proxy will vote your shares as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, your proxy will vote your shares

  . ""FOR'' the election of the Directors;

  . ""FOR'' ratifying the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending August 31, 2000.

   If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his best judgement. We know of no matters to be addressed at the Annual Meeting beyond those described in this Proxy Statement.

Revoking Your Proxy

   If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

  . You may send in another proxy with a later date.

  . You may notify Argosy Education Group's CFO in writing before the Annual
    Meeting.

  . You may attend the meeting and vote in person.

Voting In Person

   If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on December 17, 1999, the record date for voting.

Approving the Proposals

 Proposal I: Election of Directors

   At the Annual Meeting, the nominees for Director receiving the greatest number of votes cast in person or by proxy will be elected. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote will have no impact on the election of those directors as to whom you have withheld votes.

 Proposal II: Ratifying the Appointment of Arthur Andersen LLP as the
          Company's Independent Certified Public Accountants for the Fiscal Year Ending August 31, 2000

   In order to be approved, all other matters to be voted on, including ratifying the appointment of independent accountants, require the affirmative vote of a majority of the shares entitled to vote at the meeting, cast either in person or by proxy. If you attend the meeting but do not vote, or if you send in your proxy marked "abstain," your abstention will have no impact on the appointment of independent accountants.

 The Effect of Broker Non-Votes

   Under the rules of the Nasdaq Stock Market, if your broker holds your shares in its name, the broker will be entitled to vote your shares on the Proposals even if it does not receive instructions from you. If your broker does not vote your shares on any of the proposals, such "broker non-votes" will not be counted for purposes of determining whether the proposal has received enough affirmative votes to be approved.

The Cost of Soliciting Proxies

   Argosy Education Group will pay all of the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. Argosy Education Group will not compensate these directors and employees additionally for this solicitation, but Argosy Education Group may reimburse them for any out-of-pocket expenses which they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and Argosy Education Group will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

                                   PROPOSALS

   The Board of Directors is soliciting your vote with respect to each of the following proposals. The Company does not expect any other matters to come before the meeting; however, if another matter is voted upon, your proxy will vote your shares in accordance with his best judgment. The Board of Directors recommends that you vote "FOR" each of the following proposals:

Proposal I: Election of Directors

   The Board has nominated Michael C. Markovitz, Harold J. O'Donnell, Theodore
J. Herst, Karen M. Knab, Michael W. Mercer, Kalman K. Shiner and Leslie M. Simmons as directors to be elected at the 2000 Annual Meeting. Each nominee is currently serving as one of our directors. Certain information regarding these nominees and each of the other directors is set forth below under the caption "The Board of Directors." If you re-elect them, they will hold office until the Annual Meeting in 2001 or until their successors have been elected.

   We know of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.

Proposal II: Ratifying the Appointment of Arthur Andersen LLP as the Company's
         Independent Certified Public Accountants for the Fiscal Year Ending August 31, 2000

   The Board has appointed Arthur Andersen LLP as the independent certified public accountants for Argosy Education Group. If this appointment is approved, Arthur Andersen LLP will audit the books and accounts for Argosy Education Group for the year ending August 31, 2000. Arthur Andersen audited the financial statements of Argosy Education Group for the year ended August 31, 1999. We expect representatives of Arthur Andersen LLP to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish, and where they will be available to answer any relevant questions that you may have.

   If the appointment of Arthur Andersen LLP as independent accountants for fiscal 2000 is not ratified by stockholders, the adverse vote will be considered a direction to the Board to consider other accountants for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal 2000 will stand unless the Board finds other good reason for making the change.

                             THE BOARD OF DIRECTORS

   The Board of Directors of Argosy Education Group oversees the business and other affairs of Argosy Education Group and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in the day-to-day operations of Argosy Education Group. The directors keep themselves informed through discussions with the Chairman, other key executives and our principal external advisors (such as legal counsel, independent accountants, investment bankers, and other consultants), by reading reports and other materials that we send them and by participating in Board meetings.

   There are currently seven directors on Argosy Education Group's Board. The Directors are all in one class with a one-year term of service expiring annually.

   The Board held four meetings in fiscal 1999. All of the directors attended 75% or more of the Board meetings during their period of service.

 Director Nominees

   Michael C. Markovitz, age 49, Ph.D., has served as Chairman of the Board of the Company since its inception. In 1976, Dr. Markovitz co-founded the Illinois School of Professional Psychology and, during the developmental years of the school, also served as President. After purchasing the interests of the co-founders of the Illinois School of Professional Psychology, Dr. Markovitz oversaw the growth of the original single campus school into the multi-campus American Schools of Professional Psychology. From 1978 to 1986, Dr. Markovitz was a lecturer in Management at Northwestern University and is the author of the "BBP Guide to Human Resource Management" (1982), a textbook regarding personnel management. Dr. Markovitz received his doctoral degree in psychology from the University of Chicago and has been an active member of the American Psychological Association and the National Council of Schools of Professional Psychology.

   Harold J. O'Donnell, age 69, Ph.D., has served as President of the Company since 1992 and has been a Director since February 1999. Dr. O'Donnell announced that he will retire as President of the Company in February 2000, however, he will retain his position as Director. From 1976 to 1991, Dr. O'Donnell served in a series of management positions with Apollo Group, Inc., a for-profit education company, including Director of the Southern California Program of Institute for Professional Development (1976 to 1979), Executive Vice President of Institute for Professional Development (1979 to 1982), Executive Vice President of University of Phoenix (1979 to 1987) and Provost of University of Phoenix (1987 to 1992). From 1974 to 1976, Dr. O'Donnell served as Deputy Manpower Director for the Long Beach Commission on Economic Opportunity. Dr. O'Donnell has served as an adviser to colleges and universities in California, Indiana, Illinois and Florida involving developmental and regional accreditation issues with accrediting bodies such as NCA, SACS and the Western Association of Schools and Colleges. Dr. O'Donnell received his doctoral degree in educational administration from the University of Notre Dame and his master's degree in English literature from Catholic University of America. He continued his postdoctoral training in programs at Stanford University, the University of California at Los Angeles and the University of San Francisco.

   Theodore J. Herst, age 75, has been a Director of the Company since its inception. Mr. Herst is a co-founder of the Illinois School of Professional Psychology and past Chairman of the Board of the Illinois School of Professional Psychology. Since 1988, Mr. Herst has been retired from the practice of law.

   Karen M. Knab, age 51, has been a Director of the Company since 1986. Ms. Knab has been a member of the Board of Directors of U of S since 1995. Since January 1996, Ms. Knab has been the Executive Officer of the law firm of Sutherland, Asbill and Brennan. From 1993 to 1996, she was the Managing Partner of the Washington, D.C. office of The Peers Group, a consulting firm.

   Michael W. Mercer, age 48, Ph.D., has been a Director of the Company since 1986. Dr. Mercer is currently in private practice as a psychologist and is the author of several books on psychology. He is the past President of the Illinois Psychological Association.

   Kalman K. Shiner, C.P.A., age 57, has been a Director of the Company since June 1998. Mr. Shiner is currently the Managing Director of the accounting firm of Ostrow, Reisin, Berk & Abrams, Ltd.

   Leslie M. Simmons, age 70, has been a Director of the Company since 1981. Mr. Simmons has been a member of the Board of Directors of U of S since 1995. Mr. Simmons is Chairman of the Board of Directors of Apollo Steel Corporation, a manufacturing company.

Committees of the Board

   The Board of Directors currently has three standing committees--a Compensation Committee, an Audit Committee and an Investment Committee. A majority of the members of each of these committees are independent directors.

   The Compensation Committee recommends action to the Board regarding the salaries and incentive compensation of elected officers of the Company and administers the Company's bonus plans and Stock Plans. The Compensation Committee is currently comprised of Michael C. Markovitz (Chairman), Karen M. Knab and Leslie M. Simmons. The Compensation Committee met two times following its formation during fiscal 1999.

   The Audit Committee makes recommendations to the Board regarding the selection, retention and termination of the Company's independent auditors and reviews the annual financial statements of the Company and the Company's internal controls. Arthur Andersen LLP currently serves as Argosy Education Group's independent accountants. The Audit Committee is currently comprised of Michael C. Markovitz (Chairman), Theodore J. Herst and Kalman K. Shiner.

   The Investment Committee makes recommendations to the Board regarding the acquisition of additional schools. The Investment Committee is currently comprised of Michael C. Markovitz (Chairman), Michael W. Mercer and Kalman K. Shiner.

   Argosy Education Group has no nominating committee. The entire Board is responsible for filling vacancies which occur on the Board and for recommending candidates for election as directors at the Annual Meeting.

Director Compensation

   The Company pays Directors $1,000 for attending each Board meeting. Under the Company's 1999 Stock Incentive Plan, each Director has been granted options to purchase 4,000 shares of Class A Common Stock at the fair market value thereof on the date of grant. Additionally, Directors of the University of Sarasota, the Medical Institutes of Minnesota and PrimeTech are compensated in the form of annual grants of options to purchase 1,000 shares of Class A Common Stock at the fair market value thereof on the date of grant. All directors are reimbursed for all travel-related expenses incurred in connection with their activities as directors.

Executive Officers

   In addition to Michael C. Markovitz and Harold J. O'Donnell, Charles T. Gradowski is an officer of the company but not a director.

   Charles T. Gradowski, C.P.A., age 50, has served as Chief Financial Officer of the Company since 1995. Mr. Gradowski served as Controller at Clipper Exxpress, a freight forwarder, from 1988 to 1995. Mr. Gradowski received his bachelor's degree and a master's in business administration from the University of Illinois.

   The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors.

Certain Relationships and Related Transactions

 Management Agreement

   The Company has historically paid certain management fees from time to time to MCM Management Corp., a company wholly owned by Michael C. Markovitz, the Company's Chairman, for services rendered. Dr. Markovitz is the sole shareholder and employee of MCM Management Corp. Prior to the initial public offering, he did not receive any compensation for services rendered to the Company, other than through the management fee the Company paid MCM Management Corp. Through MCM Management Corp., Dr. Markovitz provided services characteristic of a principal executive officer, including strategic direction and oversight for the Company, daily management oversight, consultation on business acquisitions and other corporate business matters. Such amounts totaled $0.7 million during fiscal 1999. These amounts represent the only business transactions between the Company and MCM Management Corp. during such time period.

 Note Receivable

   On August 30, 1998, Dr. Markovitz issued a note to the Company in the form of a capital contribution totaling $6,000,000, secured by his stock in the Company, which bore interest at a rate of 4.33% and was due upon demand. The note and accrued interest thereon were repaid in full as of December 10, 1998.

   As of August 31, 1998, the Company had loaned approximately $165,000 to Prime Tech, an entity then one-third owned by Dr. Markovitz. The note is unsecured and bears interest at 8.0%. The Company purchased 100% of Prime Tech on November 30, 1998.

 Business Acquisition

   On November 30, 1998, the Company completed the acquisition of PrimeTech. Dr. Markovitz initially acquired a one-third interest in PrimeTech in November 1995 and, together with the other owners, sold his interest to the Company. The aggregate purchase price was determined by arms-length negotiations between the other owners on behalf of themselves and Dr. Markovitz, on the one hand, and representatives of the Company (other than Dr. Markovitz), on the other hand.

 Distributions

   The Company made distributions to Dr. Markovitz in the amount of $14.2 million in fiscal 1999.

 Related Entity

   Dr. Markovitz indirectly owned and operated Illinois Alternatives, Inc. ("Illinois Alternatives One"), a company formed by him in 1994 to provide social work case management on behalf of the Illinois Department of Children and Family Services for children in need of psychological treatment. Effective December 31, 1997, the business of Illinois Alternatives One was transferred to IA Acquisition Corporation, which assumed the name "Illinois Alternatives, Inc." ("Illinois Alternatives Two"), 30% of the stock of which is owned by Dr. Markovitz. The Company has historically paid certain administrative and other expenses on behalf of Illinois Alternatives Two. The total amount owed to the Company from Illinois Alternatives Two for such advances was approximately $49,000 August 31, 1999. The largest amount of these advances outstanding at any one time in fiscal 1999 was approximately $155,000. Illinois Alternatives Two paid a management fee to the Company of approximately $72,000 fiscal 1999 related to such services.

 Indemnification of Directors and Officers

   Argosy Education Group has agreed to provide indemnification for its directors and executive officers beyond the indemnification provided for in Argosy Education Group's Amended and Restated Certificate of Incorporation and By-laws.

Compliance With Section 16(a) Beneficial Ownership Reporting Requirements

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC regarding changes in their beneficial ownership of Argosy Education Group common stock and to provide Argosy Education Group with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with their filing requirements for 1999. Except that Harold J. O'Donnell and Kalman
K. Shiner purchased shares and filed late Form 5s with respect to such purchases.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The table below sets forth certain information regarding the equity ownership of the Company as of August 31, 1999 by (i) each person or entity known to the Company who beneficially owns five percent or more of a class of Common Stock of the Company, (ii) each Director and Named Executive Officer of the Company and (iii) all Directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by him or her as set forth opposite his or her name.

                                                      Shares of Common Stock(a)
                                                      --------------------------
                                                                         Percent
                                                       Number  Number of   of
                                                      of Class   Class   Voting
Name                                                  A Shares B Shares   Power
----                                                  -------- --------- -------
5% STOCKHOLDERS
Michael C. Markovitz (b)............................    4,000  4,900,000  96.1
State Retirement and Pension System of Maryland (c).  306,000              1.0
DIRECTORS AND OFFICERS
Michael C. Markovitz................................    4,000  4,900,000  96.1
Harold J. O'Donnell.................................   22,000                *
Charles T. Gradowski................................   21,000                *
Theodore J. Herst...................................    4,000                *
Karen M. Knab.......................................    5,000                *
Michael W. Mercer...................................    4,000                *
Kalman K. Shiner....................................    6,800                *
Leslie M. Simmons...................................    5,000                *
All executive officers and directors as a group
 (eight persons)....................................   71,800  4,900,000  96.2

--------
*represents less than 1% of the total.
(a) Calculation of percentage of beneficial ownership assumes the exercise of all warrants and options exercisable within 60 days of the date hereof only by the respective named stockholder.
(b) The address of such person is 20 South Clark Street, Third Floor, Chicago, Illinois 60603.
(c) The address of State Retirement and Pension System of Maryland is 301 West Preston Street, Room 901A, Baltimore, MD 21201.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

General

   Executive officers of the Company are elected by and serve at the discretion of the Board. The following table sets forth in summary form information concerning the compensation awarded to Michael C. Markovitz, Harold J. O'Donnell and Charles T. Gradowski (collectively, the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended August 31, 1999. No other executive officer of the Company earned more than $100,000 in total compensation for fiscal 1999.

Summary Compensation Table

                                      Annual Compensation
                               ----------------------------------  Securities
Name and Principal                                 Other Annual    Underlying
Position                  Year Salary (a) Bonus  Compensation (c)    Options
------------------        ---- ---------- ------ ----------------  -----------
Michael C. Markovitz..... 1999  $ 97,180     --     14,888,300 (b)      --
Chairman
Harold J. O'Donnell...... 1999   150,000  75,000        13,500       63,000
President
Charles T. Gradowski..... 1999   110,000  35,000         8,700       63,000
Chief Financial Officer

--------

(a) May include amounts earned in a fiscal year but deferred at the named executive officer's election pursuant to the Company's 401(k) Plan.
(b) Dr. Markovitz, as the Company's sole shareholder, received other annual compensation of $14,214,620 from the Company in fiscal 1999 in the form of cash distributions out of the Company's accumulated earnings and profits. In addition, MCM Management Corp., an affiliate of Dr. Markovitz, received payments of $667,849 in fiscal 1999 for services performed by Dr. Markovitz. Dr. Markovitz is the sole shareholder and employee of MCM Management Corp. Prior to the initial public offering, he did not receive any compensation for services rendered to the Company, other than through this management fee through MCM Management Corp. Dr. Markovitz provided strategic direction and oversight for the Company, daily management oversight, consultation on business acquisitions and other corporate business matters in addition to services characteristic of a principal executive officer. Upon completion of the Offering, the relationship with MCM Management Corp. was terminated, and Dr. Markovitz has become an employee of the Company. Dr. Markovitz has entered into an employment agreement which provides for an initial annual base salary from the Company of $200,000 plus performance-based compensation, which is currently intended to be in the form of stock options.
(c) Includes matching contributions made by the Company under its 401(k) Plan.

Option Grants in Last Fiscal Year

   The following table shows information regarding stock options granted by the Company to the Named Executives during the Company's last fiscal year:

                                                                               Potential Realizable Value at
                         Number of  % of Total             Market              Assumed Annual Rates of Stock
                         Securities   Option                Price                   Price Appreciation
                         Underlying Granted in Exercise or on Date                  for Option Term (b)
                          Options     Fiscal   Base Price    of    Expiration -------------------------------
Name                      Granted      Year     ($/Share)   Grant   Date (a)       0%        5%        10%
----                     ---------- ---------- ----------- ------- ---------- ----------- -------- ----------
Michael C. Markovitz....      --         --%     $14.00    $12.375  3/19/09      $--      $    --  $      --
Harold J. O'Donnell.....   63,000      11.3       14.00     12.375  3/19/09       --       387,927  1,140,146
Charles T. Gradowski....   63,000      11.3       14.00     12.375  3/19/09       --       387,927  1,140,146

--------
(a) Options may expire earlier pursuant to the terms of the 1999 Stock Incentive Plan.
(b) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the common stock would be approximately $20.16 per share at the Expiration Date. At an annual rate of appreciation of 10% per year for the option term, the price of the common stock would be approximately $32.10 per share at the Expiration Date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

   The following table shows information for the Named Executives concerning stock option exercises during the Company's last fiscal year and options outstanding at the end of the last fiscal year:

                                                          Number of Securities    Value of Unexercised In-
                                                         Underlying Unexercised   the-Money Options at FY-
                         Shares Acquired                    Options at FY-End              End (a)
Name                       on Exercise   Value Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     --------------- -------------- ------------------------- -------------------------
Michael C. Markovitz....         0            $ 0                       0/0                 $0/0
Harold J. O'Donnell.....         0              0             21,000/42,000                  0/0
Charles T. Gradowski....         0              0             21,000/42,000                  0/0

--------
(a) Assumes a fair market value of the common stock at August 31, 1999 equal to $7.50 per share.

 Stock Plans

   The 1999 Stock Incentive Plan. Argosy Education Group's 1999 Stock Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1999 Stock Plan. The 1999 Stock Plan is administered by the Compensation Committee. Certain employees, directors, officers, advisors and consultants of the Company will be eligible to participate in the 1999 Stock Plan ("Participants"). The Compensation Committee is authorized under the 1999 Stock Plan to select the Participants and determine the terms and conditions of the awards under the 1999 Stock Plan. An aggregate of 750,000 shares of Class A Common Stock of the Company was reserved for issuance under the 1999 Stock Plan.

   Options granted under the 1999 Stock Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and
(ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Class A Common Stock on the date of grant.

   Options granted under the 1999 Stock Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

   All outstanding awards under the 1999 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

   The Board generally will have the power and authority to amend the 1999 Stock Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax laws limitations (including regulations of the Nasdaq National Market).

   Stock Purchase Plan. The Argosy Education Group, Inc. Stock Purchase Plan is intended to give employees a convenient means of purchasing shares of Class A Common Stock through payroll deductions. The Stock Purchase Plan is intended to provide an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

   Subject to certain restrictions, each employee of the Company who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the Stock Purchase Plan if he or she has been employed by the Company for more than one year. Participation will be discretionary for eligible employees. The Company has reserved 375,000 shares of Class A Common Stock for issuance in connection with the Stock Purchase Plan. Employees may elect to participate and purchase stock on a quarterly basis. Each participating employee contributes to the Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a specified minimum deduction per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction, as of the beginning of any month. Elected contributions will be credited to participants' accounts at the end of each calendar quarter.

   The Company uses each participating employee's contributions to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 90% of the lowest closing price of the Class A Common Stock on the Nasdaq National Market during the quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account will be based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter. Shares purchased under the Stock Purchase Plan will carry full rights to receive dividends declared from time to time. A participating employee will have full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Compensation Committee following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Board will have the right to amend or to terminate the Stock Purchase Plan. Amendments to the Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Stock Purchase Plan is terminated, the Compensation Committee will be required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

   401(k) Plan. The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit ($10,000 in 1999) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for contributions to the 401(k) Plan by the Company on behalf of all participants. The Company contributes an amount equal to 6% of an eligible employee's annual earnings on a discretionary basis. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that contributions by the Company will be deductible by the Company when made. The trustees under the 401(k) Plan, at the direction of each participant, invest such participant's assets in the 401(k) Plan in selected investment options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Under the rules of the SEC, this Compensation Committee report is not deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filings with the SEC.

   The following report has been submitted by the Compensation Committee of the
Board:

   The Compensation Committee was established by the Board in connection with the Company's initial public offering. The Compensation Committee is currently comprised of Michael C. Markovitz, Karen M. Knab and Leslie M. Simmons.

   The Compensation Committee is responsible (i) for reviewing the recommendations of the Company's Chief Executive Officer on compensation levels of all other officers of the Company and (ii) adopting and changing compensation policies and practices of the Company and reporting its recommendations to the full Board. In addition, the Compensation Committee is responsible for the administration of the Company's stock plans. In reviewing the Company's compensation programs, the Compensation Committee intends to adhere to a compensation philosophy that (i) attracts and retains qualified executives who will add to the long-term success of the Company, (ii) contributes to the achievement of operational and strategic objectives, and
(iii) is commensurate with each executive's performance, level of responsibility and overall contribution to the success of the Company. In making its recommendations to the full Board concerning adjustments to compensation levels, the Compensation Committee intends to consider the financial condition and operational performance of the Company during the prior year. The Compensation Committee expects the Company's executive compensation program to consist of three principal components: (i) base salary; (ii) annual bonus; and (iii) long-term equity incentives. The Committee has set forth below a discussion as to how such compensation was determined.

   Base Salary. The base salary for Fiscal 1999 for each of the executive officers of the Company was determined based on the expected level of responsibility of each and competitive market conditions. Such salaries were initially established by the Chief Executive Officer and the President and subsequently approved by the full Board.

   Annual Bonus. Each of the executive officers of the Company were and are eligible to earn a bonus based upon their performance during the applicable period and the Company's performance generally.

   Long-Term Equity Incentives. Prior to the completion of the IPO, the Company adopted the 1999 Stock Incentive Plan. Under the 1999 Stock Incentive Plan, the Compensation Committee was granted broad authority to award equity-based compensation arrangements to any eligible employee, director, officer, advisor or consultant of the Company. As of August 31, 1999, the Board had awarded options to purchase an aggregate of 556,500 shares of common stock under the 1999 Stock Incentive Plan.

   The foregoing report has been approved by all members of the Compensation Committee.

                                          Michael C. Markovitz (Chairman)
                                          Karen M. Knab
                                          Leslie M. Simmons

                               PERFORMANCE GRAPH

   The following graph compares the Company's cumulative total stockholder return for Argosy Education Group, the NASDAQ Stock Market Index and an index of peer companies selected by Argosy Education Group, since the common stock became publicly traded on March 9, 1999. The graph assumes that the value of the investment in the Company's common stock at its initial public offering price of $14.00 per share and each index was $100.00 on March 9, 1999. The companies in the peer group, all of which are education companies, are weighted according to their market capitalization as of the end of each period for which a return is indicated. Included in the peer group are Apollo Group Inc., ITT Educational Services, Inc., DeVry, Inc., Education Management Corporation and Strayer Education, Inc.

  Comparison of the Cumulative Total Return Among Argosy Education Group, Inc.
      the NASDAQ Stock Market (U.S.) Index and the peer companies selected [GRAPH APPEARS HERE]

                              March 9, 1999     August 31, 1999
                              ----------------- ---------------
Argosy Education Group, Inc.        $100             $ 56

NASDAQ Stock Market (U.S.)          $100             $114

Peer Index                          $100             $ 65

--------
(1) The closing sale price of the common stock on August 31, 1999 was $7.50 per share, as reported by the Nasdaq National Market.

        SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

   Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2001 annual meeting of stockholders of the Company must be received by the Company on or before the close of business November 15, 2000. Such proposals should be submitted by certified mail, return receipt requested.

   The By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the meeting and that such notice must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the By-Laws from the Secretary of the Company.

                          ARGOSY EDUCATION GROUP, INC.

                                     PROXY


          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 28, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michael C. Markovitz and Harold
J. O'Donnell, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Argosy Education Group, Inc. an Illinois corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Northern Trust Company, 50 South LaSalle Street, 6th Floor Assembly Room, Chicago, Illinois, 60675 on Friday, January 28, 2000 at 1:00 p.m. (Central time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

                           ------------------------

                               See Reverse Side

                           ------------------------

[X]  Please mark your votes as in this example.

     This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Directors and FOR Proposal 2.


1.   Election of All Nominees for Directors Listed Hereon.

                              Nominees:  Michael C. Markovitz
                                         Harold J. O'Donnell
                                         Theodore J. Herst
                                         Karen M. Knab
                                         Michael W. Mercer
                                         Kalman K. Shiner
                                         Leslie M. Simmons

                                 FOR    WITHHELD
                                 [_]      [_]

     For all nominees listed hereon, except vote withheld from the following nominee(s):

     _____________________________________________________________

2. Ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company for the 2000 fiscal year.

                         FOR     AGAINST  ABSTAIN
                         [_]       [_]      [_]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

     Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                    _________________________________________


                    _________________________________________
                    Signature(s)                   Date